AGREE REALTY CORPORATION
31850 Northwestern Highway
Farmington Hills, MI 48334

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 10, 2010

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of AGREE REALTY CORPORATION, a Maryland corporation, will be held at 10:00 a.m. local time on May 10, 2010, at the Courtyard by Marriott, 31525 West 12 Mile Road, Farmington Hills, Michigan for the following purposes:

(1)	To elect three directors to serve until the annual meeting of stockholders in 2013; and
(2)	To ratify the appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for 2010.

In addition, stockholders will consider and vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 12, 2010 will be entitled to notice of and to vote at the annual meeting or at any adjournment or postponement thereof. Stockholders are cordially invited to attend the meeting in person.

It is important that your shares be voted to ensure the presence of a quorum. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE ASKED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE PROXY CARD OR VOTING INSTRUCTION CARD FOR WHICH A POSTAGE PAID RETURN ENVELOPE IS PROVIDED. If you attend the annual meeting, you may revoke your proxy in accordance with procedures set forth in the proxy statement and vote in person.

By Order of the Board of Directors

Kenneth R. Howe
Vice President, Finance and Secretary

March 26, 2010
Farmington Hills, Michigan

AGREE REALTY CORPORATION

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AGREE REALTY CORPORATION
31850 Northwestern Highway
Farmington Hills, MI 48334

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
MAY 10, 2010

ABOUT THE ANNUAL MEETING

This proxy statement is furnished by our board of directors (the “Board”) in connection with the Board’s solicitation of proxies to be voted at the annual meeting of stockholders to be held at 10:00 a.m. local time on May 10, 2010, at the Courtyard by Marriott, 31525 West 12 Mile Road, Farmington Hills, Michigan, and at any adjournment or postponement thereof. It is anticipated that this proxy statement and the enclosed proxy card first will be mailed to stockholders on or about March 26, 2010.

What is the purpose of the 2010 annual meeting of stockholders?

At the 2010 annual meeting, holders of our common stock will be voting on the matters set forth in the accompanying notice of such meeting, including:

•	the election of three directors to serve until the annual meeting of stockholders in 2013; and
•	the ratification of Baker Tilly Virchow Krause, LLP (“Baker Tilly”) as our independent registered public accounting firm for 2010.

The Board recommends a vote FOR the director nominees and FOR the ratification of Baker Tilly’s appointment. We are not aware of any other matters that will be brought before the stockholders for a vote at the annual meeting.

In addition, management will report on our performance and will respond to appropriate questions from stockholders. A representative of Baker Tilly will be present at the annual meeting and will be available to respond to appropriate questions. Such representative will also have an opportunity to make a statement.

Who is entitled to vote?

All stockholders of record at the close of business on March 12, 2010, the record date, will be entitled to vote. Each share of common stock entitles the holder thereof to one vote on each of the matters to be voted upon at the annual meeting. As of the record date, 8,271,464 shares of our common stock, $.0001 par value per share, were outstanding.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of our common stock entitled to vote at the annual meeting (4,135,733 shares) will constitute a quorum for all purposes. Proxies marked with abstentions or instructions to withhold votes will be counted as present in determining whether or not there is a quorum.

However, if a quorum is not present at the annual meeting, the stockholders, present in person or represented by proxy, have the power to adjourn the annual meeting until a quorum is present or represented.

What is the difference between holding shares as a stockholder of record and a beneficial owner?

Stockholders of Record.   If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and these proxy materials (including a proxy card) are being sent to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners.   Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.

May I vote my shares in person at the annual meeting?

Even if you plan to be present at the meeting, we encourage you to vote your shares prior to the meeting.

Stockholders of Record.  If you are a stockholder of record and attend the annual meeting, you may deliver your completed proxy card or vote by ballot.

Beneficial Owners.  If you hold your shares through a broker, bank or other nominee and want to vote such shares in person at the annual meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares.

Can I vote my shares without attending the annual meeting?

By Mail.  You may vote by completing, signing and returning the proxy card or voting instruction card.

Other.  If you are a beneficial owner, you may have the option to vote your shares via the internet or telephone.

Can I change my vote after I return my proxy card or voting instruction card?

Stockholders of Record.  You may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice revoking the proxy or a properly signed proxy, in each case bearing a later date. Your attendance at the annual meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request and file the proper documentation.

Beneficial Owners.  If you hold your shares through a bank, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What does it mean if I receive more than one proxy card or voting instruction card?

If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees and/or our transfer agent. Please sign and deliver each proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

Stockholders of Record.  Proxy cards that are properly signed and returned without voting instructions on certain matters will be voted in accordance with the recommendations of the Board on such matters. With respect to any matter not set forth on the proxy card that properly comes before the annual meeting, the proxy holders named therein will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

Beneficial Owners.  If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice or return the voting instruction card, the broker, bank or other nominee will determine if it has the discretionary authority to vote on each matter. Under applicable law and NYSE rules and regulations, brokers have the discretion to vote on routine matters, including the ratification of the appointment of our independent registered public accounting firm.

Important Change:   On July 1, 2009, the Securities and Exchange Commission (“SEC”) approved a change to New York Stock Exchange Rule 452 that eliminated the ability of brokers to exercise discretionary voting in uncontested director elections. The change, which is effective for stockholder meetings that are held on or after January 1, 2010, prohibits New York Stock Exchange member organizations from giving a proxy to vote with respect to an election of directors without receiving voting instructions from a beneficial owner. Therefore, brokers will not be entitled to vote shares at the annual meeting with respect to the election of directors without instructions by the beneficial owner of the shares. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with the election of directors. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

What vote is required to approve each item?

Proposal 1 — Election of Directors.  The three nominees receiving the highest number of “for” votes at the annual meeting will be elected as directors. The slate of nominees discussed in this proxy statement consists of one director, Joey Agree who was appointed to the Board in June 2009 and two directors, Leon M. Schurgin and William S. Rubenfaer, whose three-year terms are expiring. Abstentions and withheld votes will have no effect on the outcome of this proposal. Our stockholders do not have the right to cumulate their votes for directors.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of votes cast at the annual meeting is necessary to ratify the Audit Committee’s appointment of Baker Tilly as our independent registered public accounting firm for 2010. Abstentions are not treated as votes cast under Maryland law and, therefore, they have no effect on the outcome of this proposal. Although stockholder ratification of the appointment is not required by current law, rules and regulations and is not binding on us, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and the Audit Committee will take your vote on this proposal into consideration when appointing our independent registered public accounting firm in the future. Even if the stockholders ratify the appointment of Baker Tilly, the Audit Committee in its sole discretion may terminate the engagement of Baker Tilly and engage another independent auditor at any time during the year, although it has no current intention to do so.

Other Matters.  If any other matter is properly submitted to the stockholders at the annual meeting, its adoption will require the affirmative vote of a majority of votes cast at the annual meeting. The Board does not propose to conduct any business at the annual meeting other than as stated above.

How do I find out the voting results?

Voting results will be announced at the annual meeting and will be published in a Form 8-K to be filed with the SEC within four days after the close of the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock (our only outstanding class of equity securities) as of March 12, 2010, with respect to (i) each director and named executive officer, (ii) all of our directors and executive officers as a group, and (iii) to our knowledge, each beneficial owner of more than 5% of the outstanding shares of our common stock. Beneficial ownership includes shares of common stock that may be acquired through the exercise, conversion or vesting of a security or right within 60 days of the record date. As of March 12, 2010, there were 8,271,464 shares of our common stock outstanding. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed below and none of the executive officers or directors has pledged his shares of common stock as collateral. Unless otherwise indicated, the business address for each of the identified stockholders is 31850 Northwestern Highway, Farmington Hills, Michigan 48334

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Richard Agree	601,564	(1)	7.0%
David J. Prueter	87,720	(2)	1.1%
Kenneth R. Howe	78,950	(3)	1.0%
Joey Agree	70,500	(4)	*
Gene Silverman	23,200		*
Farris G. Kalil	8,000	(5)	*
Michael Fitzgerald	6,000	(6)	*
Leon M. Schurgin	5,150		*
William S. Rubenfaer	3,300		*
Michael Rotchford	1,000		*
All directors and executive officers as a group (10 persons)	885,384	(7)	10.4%
BlackRock, Inc.	635,477	(8)	7.8%
JP Morgan Chase & Co.	614,421	(9)	7.5%

*	Less than 1%
(1)	Consists of (i) 191,060 shares owned directly (including 61,200 shares of restricted stock), (ii) 17,500 shares held in his IRA, (iii) 5,785 shares owned in his wife’s IRA, (iv) 39,600 shares owned by irrevocable trusts for his children, and (v) 347,619 shares of common stock issuable upon conversion of limited partnership units in Agree Limited Partnership, our operating partnership.
(2)	Consists of (i) 87,035 shares owned directly (including 19,450 shares of restricted stock) and (ii) 685 shares owned by his wife.
(3)	Consists of shares owned directly (including 19,800 shares of restricted stock).
(4)	Consists of shares owned directly (including 54,300 shares of restricted stock).
(5)	Consists of (i) 7,700 shares owned directly and (ii) 300 shares owned by his wife.
(6)	Consists of shares owned directly (including 5,400 shares of restricted stock).
(7)	Consists of shares owned by the directors and executive officers disclosed elsewhere in this table.
(8)	Pursuant to Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. The business address of such person is 40 East 52nd Street, New York, NY 10022. BlackRock, Inc., in its capacity as the parent holding company, is deemed to have sole voting power with respect to 635,477 shares and sole dispositive power with respect to 635,477 shares. Various persons have the right to receive, or the power to direct receipt of, dividends from, or the proceeds from the sale of, such securities. No such person is known to BlackRock, Inc. to have such right or power with respect to more than five percent of the common stock.
(9)	Pursuant to Schedule 13G (Amendment No. 2) filed with the SEC on January 21, 2010 by JP Morgan Chase & Co. The business address of such person is 270 Park Avenue, New York, NY 10017. JP Morgan Chase & Co., in its capacity as the parent holding company, is deemed to have sole voting power with respect to 535,245 shares, shared voting power with respect to 482 shares, sole dispositive power with respect to 613,939 shares and shared dispositive power with respect to 482 shares. Various persons have the right to receive, or the power to direct receipt of, dividends from, or the proceeds from the sale of, such securities. No such person is known to JP Morgan Chase & Co. to have such right or power with respect to more than five percent of the common stock.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board currently consists of seven directors. The directors are divided into three classes serving three-year staggered terms. At this annual meeting, three directors will be elected to serve until the annual meeting of stockholders in 2013.

The Board has nominated Joey Agree to serve until the annual meeting of stockholders in 2013. Mr. Agree was appointed to the Board in June 2009 increasing the size of the Board to seven members. The Board has also re-nominated Leon M. Schurgin and William S. Rubenfaer, whose three-year terms expire at this annual meeting, to serve until the annual meeting of stockholders in 2013. The Board has affirmatively concluded that Leon M. Schurgin and William S. Rubenfaer are independent under the applicable rules of the New York Stock Exchange (the “NYSE”). Joey Agree serves as our President and Chief Operating Officer and therefore is not independent under the NYSE rules.

Each nominee has consented to serve their terms until their respective successors have been duly elected and qualified, if elected by stockholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the annual meeting, the Board may designate a new nominee and the persons named as proxies by the Board will vote for that substitute nominee. Alternatively, the Board may reduce the size of the Board.

The Board hereby recommends that you vote FOR the election of its director nominees.

The following table sets forth the director nominees and continuing directors of the Board:

Name	Age	Title	Term Ending
Joey Agree(1)	31	Director	2010
Leon M. Schurgin(1)	68	Independent Director	2010
William S. Rubenfaer(1)	65	Independent Director	2010
Farris G. Kalil	71	Independent Director	2011
Gene Silverman	76	Independent Director	2011
Richard Agree	66	Chairman of the Board	2012
Michael Rotchford	51	Independent Director	2012

(1)	Standing for re-election to a three-year term.

The biographical descriptions below set forth certain information with respect to the director nominees and continuing directors of the Board. The Board has identified specific attributes of each director that the Board has determined qualify that person for service on the Board

Joey Agree has been our President and Chief Operating Officer since June 2009. Prior to being promoted to President, Mr. Joey Agree served as our Executive Vice President since January 2006. Prior to being appointed to this position, Mr. Joey Agree supervised our development and acquisition activities. Prior to joining us in March 2005, Mr. Joey Agree was employed by Grand/Sakwa Properties, one of the largest private developers in the Midwest, as a director of land acquisitions. He is a member of the State Bar of Michigan and the International Council of Shopping Centers. He holds a J.D. from Wayne State University Law School and a B.A. in Political Science from the University of Michigan. Joey Agree is the son of Richard Agree.

The Board has determined that it is in the best interests of our company and our stockholders for Mr. Joey Agree, in light of his day-to-day company-specific operational, management and market experience through his position as President and Chief Operating Officer of our company, to continue to serve as a director of the Board, subject to stockholder approval at this annual meeting.

Leon M. Schurgin has been a Director of our Company since March 2004. He is a Partner in the law firm of Bodman, LLP, one of Michigan’s largest law firms. Prior to joining Bodman, LLP in 2007 he was a Senior Shareholder at Sommers Schwartz, a law firm located in Southfield, Michigan. Mr. Schurgin holds a Bachelors Degree in Business Administration from the University of Michigan, a Juris Doctorate Degree,

Magna Cum Laude, from Wayne State University and a Masters of Law Degree in Taxation from Wayne State University. He is also a certified public accountant.

The Board has determined that it is in the best interests of our company and our stockholders for Mr. Schurgin, in light of his significant legal experience in the acquisition, development, financing and sale of shopping centers and free standing commercial properties and his accounting experience as a CPA to continue to serve as a director of the Board, subject to stockholder approval at this annual meeting.

William S. Rubenfaer has been a Director of our Company since December 2007. He is a partner in the certified public accounting firm of Rubenfaer & Associates, P.C., which he founded in 1979. He is also the managing member of Sage Capital Management, L.L.C., a registered investment advisory firm. In addition, Mr. Rubenfaer serves as Secretary Treasurer of Pinckney Chrysler, Dodge, Jeep, an automobile dealership located in Pinckney, Michigan. He is active in community activities including past president and board member of the Bloomfield Hills, Michigan School District. Mr. Rubenfaer is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Michigan Association of CPA’s.

The Board has determined that it is in the best interests of our company and our stockholders for Mr. Rubenfaer, in light of his extensive corporate accounting, tax and finance experience and his many years of local community service activities, to continue to serve as a director of the Board, subject to stockholder approval at this annual meeting.

Farris G. Kalil has been a Director of our Company since December 1993. Mr. Kalil has been a financial consultant since June 1999. From November 1996 until his retirement in May 1999, Mr. Kalil served as Director of Business Development for the Commercial Lending Division of Michigan National Bank, a national banking institution. From May 1994 to November 1996, Mr. Kalil served as a Senior Vice President for Commercial Lending at First of America Bank — Southeast Michigan, N.A. Prior thereto, Mr. Kalil served as a Senior Vice President of Michigan National Bank where he headed the Commercial Real Estate Division, Corporate Special Loans, Real Estate Asset Management/Real Estate Owned Group, and the Government Insured Multi-Family Department. Mr. Kalil received his B.S. from Wayne State University and continued his education at the Northwestern University School of Mortgage Banking.

The Board has determined that it is in the best interests of our company and our stockholders for Mr. Kalil, in light of his corporate accounting expertise and his extensive banking and finance experience, including his experience as head of the Commercial Real Estate Division, Corporate Special Loans, Real Estate Asset Management/Real Estate Owned Group at Michigan National Bank to continue to serve as a director of the Board.

Gene Silverman has been a Director of our Company since April 1994. Mr. Silverman has been a consultant to the entertainment industry since 1996. From July 1993 until his retirement in December 1995, Mr. Silverman served as the President and Chief Executive Officer of Polygram Video, USA, a division of Polygram N.V., a NYSE-listed company. Prior thereto, he was Senior Vice President of sales at Orion Home Video from 1987 through 1992.

The Board has determined that it is in the best interests of our company and our stockholders for Mr. Silverman, in light of his extensive experience, his leadership skills and his experience in executive compensation and corporate governance matters, to continue to serve as a director of the Board.

Richard Agree has been our Chief Executive Officer and Chairman of the Board of Directors since December 1993. Prior thereto, he worked as managing partner of the general partnerships which held our Company’s properties prior to the formation of our Company and the initial public offering and was President of the predecessor company since 1971. Mr. Richard Agree has managed and overseen the development of over 5,000,000 square feet of anchored shopping center space during the past 40 years. He is a graduate of the Detroit College of Law, a member of the State Bar of Michigan and the International Council of Shopping Centers. Richard Agree is the father of Joey Agree.

The Board has determined that it is in the best interests of our company and our stockholders for Mr. Richard Agree, in light of his extensive day-to-day company-specific operational, market and finance experience as the founder and Chief Executive Officer of our company, his leadership abilities and his expertise in the ownership, development, acquisition and management of retail real estate net leased to national tenants, to continue to serve as a director of the Board.

Michael Rotchford has been a Director of our Company since December 1993. He is an Executive Vice President for Cushman & Wakefield, Inc., a company specializing in real estate services. Prior to joining Cushman & Wakefield in 2000 he served as Managing Director of The Saratoga Group, an investment banking organization specializing in tax and asset-based financing. Mr. Rotchford had been with The Saratoga Group from 1991 to 2000. Prior to 1991, Mr. Rotchford was a Director in the investment banking division of Merrill Lynch & Co. where he managed the commercial mortgage placement group. Mr. Rotchford holds a bachelor’s degree, with high honors, from the State University of New York at Albany. He is also a licensed real estate broker.

The Board has determined that it is in the best interests of our company and our stockholders for Mr. Rotchford, in light of his strong executive background in business and real estate, with extensive experience in corporate finance, tax and strategic planning, to continue to serve as a director of the Board.

BOARD MATTERS

The Board of Directors

The Board has general oversight responsibility for our affairs and the directors, in exercising its fiduciary duties, represent and act on behalf of the stockholders. Although the Board does not have responsibility for our day-to-day management, it stays regularly informed about our business and provides guidance to management through periodic meetings and other informal communications. The Board is significantly involved in, among other things, the strategic and financial planning process, leadership development and succession planning, as well as other functions carried out through the Board committees as described below.

Board Leadership Structure.  The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and the right Board leadership structure may vary as circumstances warrant.

Richard Agree has served as our Chairman of the Board and Chief Executive Officer since December 1993 and is involved in both our day-to-day operations and the strategic decision making at the Board level. Based on its most recent review of our leadership structure, the Board continues to believe that this leadership structure is optimal for us because it provides our company with strong and consistent leadership. The Board believes that having one leader serving as both Chairman of the Board and Chief Executive Officer provides us with decisive and effective leadership.

In considering its leadership structure, the Board has taken a number of factors into account. The Board — which consists of a majority of independent directors — exercises a strong, independent oversight function. This oversight function is enhanced by the fact that the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are comprised entirely of independent directors. Finally, under our Bylaws and Corporate Governance Guidelines, the Board has the ability to change its structure, should that be deemed appropriate and in the best interest of our company and our stockholders. The Board believes that these factors provide the appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis.

Risk Management.  The Board takes an active and informed role in our risk management policies and strategies. Our executive officers, who are responsible for our day-to-day risk management practices, present to the Board on the material risks to our company, including credit risk, liquidity risk and operational risk. At that time, the management team also reviews with the Board our risk mitigation policies and strategies specific to each risk that is identified. Throughout the year, management monitors our risk profile and updates the Board as new material risks are identified or the aspects of a risk previously presented to the Board materially changes.

Meetings.  The Board met five times during 2009. During 2009, each director attended 75% or more of the aggregate of (i) the number of meetings of the Board and (ii) the number of meetings held by all committees of the Board on which such director served. It has been and is the policy of our Board that directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Chairman of the Board. All members of the Board attended our 2009 annual meeting of stockholders.

Our non-management directors meet in executive sessions at least annually without management. Non-management directors are all directors who are not our employees or officers and include directors who are determined to not be independent by our Board by virtue of the existence of a material relationship with us. The Board has not designated a lead director or a single director to preside at executive sessions. Instead, the presiding director of executive sessions of non-management directors is selected at each meeting by such directors.

Director Independence.  The NYSE listing standards set forth objective requirements for a director to satisfy, at a minimum, in order to be determined to be independent by the Board. In addition, in order to conclude a director is independent in accordance with the NYSE listing standards, the Board must also consider all relevant facts and circumstances, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, which require that a majority of our directors be independent within the meaning of the NYSE listing standards, the Board undertook a review of the independence of all non-management directors. The Board has affirmatively determined, assisted by the standards set forth above, that each of Messrs. Kalil, Rotchford, Rubenfaer, Silverman and Schurgin are independent directors in accordance with the NYSE listing standards and our Corporate Governance Guidelines and none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the Board. In making this determination, the Board has considered the relationships described below under “Related Person Transactions” and determined they do not affect independence. The Board’s director independence standards outlined in our Corporate Governance Guidelines can be found on our website at www.agreerealty.com in the Corporate Governance section.

Stock Ownership Requirements.  In May 2009, in order to further align the interests of our executive officers and directors with the interest of our stockholders, and to promote our commitment to sound corporate governance, the Board adopted stock ownership guidelines for executive officers and outside directors. A summary of those guidelines is set forth in “Compensation Discussion and Analysis” under the heading “Stock Ownership Guidelines.”

Committees of the Board

The Board has delegated various responsibilities and authority to four standing committees of the Board. Each committee regularly reports on its activities to the full Board. Each committee, other than the Executive Committee, operates under a written charter approved by the Board, which is reviewed annually by the respective committees and the Board and is available in the Corporate Governance section of our website, www.agreerealty.com. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors. The table below sets forth the current membership of the four standing committees of the Board and the number of meetings and written consents in 2009 of such committees:

Name	Audit	Compensation	Nominating and Corporate Governance	Executive
Richard Agree				Chair
Joey Agree				X
Farris G. Kalil	Chair	X	X
Michael Rotchford			Chair	X
William S. Rubenfaer	X	X		X
Leon M. Schurgin
Gene Silverman	X	Chair	X
Meetings	3(1)	2	1	1
Actions by Unanimous Written Consent	—	—	—	1

(1)	In addition, the Audit Committee twice authorized the Chair to act on its behalf in reviewing the quarterly financial statements with management and our independent auditor.

Audit Committee.  The Audit Committee is responsible for providing independent, objective oversight of our auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of our internal audit function. In addition, the Audit Committee engages the independent registered public accounting firm. See “Report of the Audit Committee,” “Audit Committee Matters” and the Audit Committee’s charter for additional information on the responsibilities and activities of the Audit Committee.

The Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve thereon and is otherwise financially literate and that Mr. Rubenfaer qualifies as an “audit committee financial expert” as that term is defined in the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). The Board has further determined that Farris Kalil possesses financial management expertise within the meaning of the listing standards of the NYSE.

Executive Committee.  The Executive Committee has the authority to acquire and dispose of real property and the power to authorize, on behalf of the full Board, the execution of certain contracts and agreements, including those related to our borrowing of money, and generally to exercise all other powers of the Board except for those which require action by a majority of the independent directors or the entire Board.

Compensation Committee.  The Compensation Committee is responsible for overseeing compensation and benefit plans and policies, reviewing and approving equity grants and otherwise administering share-based plans, and reviewing and approving annually all compensation decisions relating to our executive officers. See “Compensation Discussion and Analysis,” “Compensation Committee Report” and the Compensation Committee’s charter for additional information on its additional responsibilities and activities.

Role of Management.  After consultation with our executive officers, Richard Agree, our Chief Executive Officer and Chairman, makes recommendations to the Committee with respect to the design and implementation of the compensation program for the named executive officers. See “Compensation Discussion and Analysis — Determining Compensation for Named Executive Officers.”

Role of Compensation Consultant.  The Committee does not utilize a compensation consultant to establish or administer its executive compensation program.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for establishing the requisite qualifications for directors, identifying and recommending the nominations of individuals qualified to serve as directors and recommending directors for each Board committee. The Committee also establishes corporate governance practices in compliance with applicable regulatory requirements and consistent with the highest standards and recommends to the Board the corporate governance guidelines applicable to us. See the Nominating and Corporate Governance Committee’s charter for additional information on its responsibilities and activities.

Director Qualifications.  Our Nominating and Corporate Governance Committee has established policies for the desired attributes of the Board as a whole, including as set forth in our Corporate Governance Guidelines. The Board seeks to ensure that a majority of its members are independent within the NYSE listing standards. Further, each director generally may not serve as a member of more than six other public company boards. Each director must possess the individual qualities of integrity and accountability, informed judgment, high performance standards and must be committed to representing the long-term interests of our Company and our stockholders. In addition, directors must be committed to devoting the time and effort necessary to be responsible and productive members of the Board. The Board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience. The Nominating and Corporate Governance Committee conducts reviews of current directors in light of the considerations described above and their past contributions to the Board. The Board reviews the effectiveness of its director candidate nominating policies annually.

Identifying and Evaluating Nominees.  Generally, the Nominating and Corporate Governance Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board.

Our Nominating and Corporate Governance Committee periodically assesses the appropriate number of directors comprising the Board and whether any vacancies on the Board are expected due to retirement or otherwise. The Nominating and Corporate Governance Committee may consider those factors it deems appropriate in evaluating director candidates including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable to our size or scope, experience and skill relative to other

Board members and specialized knowledge or experience. Depending on the current needs of the Board, certain factors may be weighted more or less heavily by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee considers candidates for the Board from any responsible source, including current Board members, stockholders, professional search firms or other persons. The Nominating and Corporate Governance Committee does not evaluate candidates differently based on who has made the recommendation. The Nominating and Corporate Governance Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates.

Stockholder Nominees.  Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. We did not receive any nominations of directors by stockholders for the 2010 annual meeting. The Nominating and Corporate Governance Committee will consider properly submitted stockholder submissions for nominations to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstances. Such nominations may be made by a stockholder entitled to vote, who delivers written notice along with the additional information and materials to our Secretary in compliance with the requirements set forth in our Bylaws and below under “Additional Information — Proposals for 2011 Annual Meeting.”

Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name, sufficient biographical information to demonstrate that the nominee meets the qualification requirements for Board service as set forth under “Director Qualifications,” and such other information regarding each nominated person as set forth in our Bylaws and that would be required in a proxy statement filed pursuant to the SEC’s proxy rules in the event of an election contest. The nominee’s written consent to the nomination should also be included with the nominating submission, which should be addressed to: Agree Realty Corporation at the address appearing on the first page of this Proxy Statement, Attention: Secretary.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Farris G. Kalil, William S. Rubenfaer, and Gene Silverman (Chairman). None of them has served as an officer of our Company or any of our subsidiaries. No member of the Compensation Committee has any other business relationship or affiliation with our Company or any of our subsidiaries (other than his service as a director).

Director Compensation

The Compensation Committee establishes and oversees our director compensation program. Director compensation is established with a view to attract highly qualified non-management directors and fairly compensate non-management directors for their time and effort on behalf of stockholders. During 2009, each non-employee director received an annual retainer fee of $22,500, with the Audit Committee chairman receiving an additional $4,000. Historically and in 2009, non-management directors have not received equity compensation or any perquisites. Directors who are employees or officers of our Company or any of our subsidiaries do not receive any additional compensation for serving on the Board or any committees thereof.

The following table provides compensation information for the year ended December 31, 2009 for each non-management director.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Farris G. Kalil	$26,500	$26,500
Michael Rotchford	22,500	22,500
William S. Rubenfaer	22,500	22,500
Leon M. Schurgin	22,500	22,500
Gene Silverman	22,500	22,500

Corporate Governance

The Board has adopted Corporate Governance Guidelines, a copy of which can be found in the Corporate Governance section of our website, www.agreerealty.com. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.

The Board also has adopted a Code of Business Conduct and Ethics (the “Code”), which sets out basic principles to guide the actions and decisions of all of our employees, officers and directors. The Code, also available in the Corporate Governance section of our website, www.agreerealty.com, covers numerous topics including honesty, integrity, conflicts of interest, compliance with laws, corporate opportunities and confidentiality. Waivers of the Code are discouraged, but any waiver that relates to our executive officers or directors may only be made by the Board or a Board committee and will be publicly disclosed on our website in the Corporate Governance section. Our Board also has adopted a Chief Executive Officer and Chief Financial Officer Code of Professional Ethics. See “Related Person Transactions” for additional information on the Board’s policies and procedures regarding related person transactions.

A copy of our committee charters, Corporate Governance Guidelines and Code will be sent to any stockholder, without charge, upon written request sent to our executive offices: Agree Realty Corporation, 31850 Northwestern Highway, Farmington Hills, MI 48334, Attention Kenneth R. Howe, Secretary.

Communications with the Board

Interested parties who want to communicate with our non-management directors confidentially may do so by sending correspondence to:

Non-Management Directors
Agree Realty Corporation
31850 Northwestern Highway
Farmington Hills, MI 48334
Attention: Secretary

Please note that the mailing envelope must contain a clear notification that it is confidential and your letter should indicate whether you are a stockholder of Agree Realty Corporation.

Interested parties and stockholders of Agree Realty Corporation who want to communicate with the Board or any individual director can write to:

Agree Realty Corporation
31850 Northwestern Highway
Farmington Hills, MI 48334
Attention: Secretary

Your letter should indicate that you are an interested party or a stockholder of Agree Realty Corporation. Depending on the subject matter, the Secretary will:

•	Forward the communication to the director or directors to whom it is addressed;
•	Attempt to handle the inquiry directly; for example where it is a request for information about our Company or if it is a stock-related matter; or
•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

EXECUTIVE OFFICERS

The following table sets forth our executive officers, followed by biographical information regarding each executive officer who is not also a director.

Name	Age	Title
Richard Agree	66	Chairman of the Board and Chief Executive Officer
Joey Agree	31	President, Chief Operating Officer and Director
David J. Prueter	54	Senior Vice President
Kenneth R. Howe	61	Vice President, Finance and Secretary
Michael Fitzgerald	43	Vice President, Construction

David J. Prueter has been our Senior Vice President since May 2006. From 1997 until joining us on January 10, 2000 as a Vice President, Mr. Prueter was Director of U.S. Real Estate for Borders, Inc. Prior to joining Borders, Inc., Mr. Prueter served as the Senior Manager of Real Estate Operations for the Kroger Co. Mr. Prueter is a State Director of the Michigan chapter of the International Council of Shopping Centers, holds a MCR from NACORE and is a graduate of Western Michigan University.

Kenneth R. Howe has been our Vice President, Finance since June 1994 and our Secretary since November 1993. Prior to being appointed as Vice President, Finance, Mr. Howe served as our Chief Financial Officer since November 1993. From 1989 to April 1994, he was Controller of Agree Development Company, our predecessor. From 1984 to 1989, he was a partner in Straka, Jarackas and Company, a public accounting firm with which he was employed since 1974. He is a graduate of Western Michigan University and a certified public accountant.

Michael Fitzgerald has been our Vice President, Construction since January 2009. Prior to being appointed to this position, Mr. Fitzgerald managed our construction activities since joining our Company in December 2007. Previously, Mr. Fitzgerald was employed at Grand/Sakwa Properties and Clark Construction Company as a project manager. He has managed the construction of commercial, institutional and light industrial projects totaling 4,500,000 square feet in 15 states. He is a member of the International Council of Shopping Centers and a past member of the Board of Directors of the Michigan State University Building Construction Management Constituent Alumni Association. He is a graduate of Michigan State University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee (referred to as the “Committee” in this section), composed entirely of independent directors, administers our executive compensation program. The Committee’s responsibilities include recommending and overseeing compensation, benefit plans and policies, reviewing and approving equity grants, administering share-based plans, reviewing and approving annually all compensation decisions relating to our executive officers, including our Chief Executive Officer, President and Chief Operating Officer and Vice President, Finance and the other executive officers named in the Summary Compensation Table (the “named executive officers”). This section of the proxy statement explains how our compensation programs are designed and operate in practice with respect to the named executive officers.

Compensation Objectives and Philosophy

Our compensation program for the named executive officers generally consists of base salary, annual incentive awards, long-term share-based incentive awards and certain other benefits. We also provide certain severance arrangements for our named executive officers. The executive compensation program is designed to:

•	provide total compensation that is both fair and competitive;
•	attract, retain and motivate key executives who are critical to our operations;
•	reward superior individual and Company performance on both a short-term and long-term basis; and
•	align executives’ long-term interests with those of our stockholders.

The Committee seeks to ensure the foregoing objectives by considering individual performance reviews, Company performance, hiring and retention needs, internal pay equity, market data and other external market pressures in finalizing its compensation determinations.

Determining Compensation for Named Executive Officers

The Committee meets without management present to determine the compensation of the named executive officers. After consultation with our executive officers, Richard Agree, our Chief Executive Officer and Chairman, makes recommendations to the Committee with respect to the design and implementation of the compensation program for the named executive officers because of his experience with our Company and our predecessors and because he has the most involvement in and knowledge of our business goals, strategies, and performance, the overall effectiveness of the management team and each person’s individual contribution to our performance. The Committee retains the discretion to modify the recommendations of Mr. Richard Agree and reviews such recommendations for their reasonableness based on Company performance, market information, and the Committee’s compensation philosophy and related considerations.

The Committee does not utilize a compensation consultant to establish or administer its executive compensation program. In 2009, the Committee used the 2009 NAREIT Compensation and Benefits Survey (the “NAREIT Survey”) to provide it with relevant market data.

Elements of Compensation in 2009 for Named Executive Officers

Our compensation program for named executive officers generally consists of base salary, annual incentive awards, long-term share-based incentive awards and certain other benefits. We also provide certain severance arrangements for our named executive officers.

Base Salary.  The Committee believes that base salary is a primary factor in retaining and attracting key employees in a competitive marketplace, as well as preserving an employee’s commitment during downturns in the REIT industry and/or equity markets. When determining the base salary for each of the named executive officers, the Committee considers the individual’s experience, current performance, potential for advancement, internal pay equity and market data.

As a group, the 2009 base salaries of the named executive officers increased approximately 7% over the 2008 base salaries; increases are generally effective in January of the applicable year. Richard Agree received a 4% salary increase to $280,000 in 2009, while Kenneth Howe and David Prueter received modest increases.

Joey Agree received an 11% increase in base salary to $250,000 primarily due to his prior performance and increased responsibilities in 2009. In addition his salary was increased an additional 12% to $280,000 when he was promoted to the positions of President and Chief Operating Officer in June 2009. The base salaries paid to the named executive officers in 2009 are set forth below in the “Executive Compensation Tables — Summary Compensation Table.”

Annual Incentive Awards.  The Committee believes the annual cash bonus provides a meaningful incentive for the achievement of short-term Company and individual goals, while assisting us in retaining, attracting and motivating employees in the near term. These annual bonuses are primarily based upon Company performance objectives generally set forth in our annual budget approved by the Board. However, the Committee has significant flexibility in assessing the achievement of performance objectives as well as the corresponding cash bonuses earned. The Committee determined that specific bonuses should be paid to certain named executive officers in 2009 primarily due to a significant number of development projects that were completed in 2009 and scheduled for completion in 2010. In 2009, Mr. Richard Agree was given the election to receive his annual bonus in cash or restricted stock. He elected to receive 4,000 shares of restricted stock in lieu of a cash bonus. The cash bonuses earned by the named executive officers in 2009 are set forth below in the “Executive Compensation Tables — Summary Compensation Table.”

Long-Term Incentive Compensation.  The Committee believes the share-based incentive awards, with multiple-year vesting, provide the strongest incentive for employees to focus on our long-term fundamentals and thereby create long-term stockholder value. These awards also assist us in maintaining a stable, continuous management team in a competitive market. The Committee historically has issued restricted stock for purposes of long-term incentive compensation, which provides significant upside incentive and aligns our officers’ interests with our stockholders, while also maintaining some down market protection. When determining the amount of long-term equity incentive awards to be granted to the named executive officers for prior year performance, the Committee considers, among other things, the following factors: our performance, the responsibilities and performance of the executive (primarily based on discussions with Richard Agree), our stock price performance, and other market factors, including the data provided by the NAREIT Survey. See the “Grants of Plan-Based Awards in 2009” table for information regarding the award terms for the grants made in 2009. The 2010 grants, which are subject to the same terms as the 2009 grants, will be reflected in the various executive compensation tables in the 2011 proxy statement.

2009 Grants for 2008 Performance.  The Committee awarded an aggregate of 51,000 shares of restricted stock under the 2005 Equity Incentive Plan in January 2009 based upon 2008 performance. The grant date fair value of such awards was an aggregate of $772,140. The grants were as follows: Richard Agree, 20,000 shares; Joey Agree, 20,000 shares; David Prueter, 4,000 shares; Kenneth Howe, 7,000 shares.

For 2008, the Committee considered the following factors in determining long-term equity incentive awards: (1) in 2008, we completed four development projects totaling approximately 66,000 square feet of gross leasable space for our portfolio; (2) in 2008, during a difficult leasing and retail environment, our total portfolio remained 99% occupied; and (3) we maintained a 100% cash dividend solely from cash flow from operations and did not reduce the dividend during 2008 or satisfy the dividend with shares of common stock.

2010 Grants for 2009 Performance.  The Committee awarded an aggregate of 62,000 shares of restricted stock under the 2005 Equity Incentive Plan in January 2010 based upon 2009 performance. The grant date fair value of such awards was an aggregate of $1,434,060. The grants were as follows: Richard Agree, 20,000 shares; Joey Agree, 30,000 shares; David Prueter 2,000 shares; Kenneth Howe, 7,000 shares and Michael Fitzgerald 3,000 shares.

For 2009, the Committee considered the following factors in determining long-term equity incentive awards: (1) in 2009, we completed five developments and the returns for these developments were above budgeted projections; (2) in 2009, we received approval to develop four projects, which are expected to be completed in 2010; (3) in 2009, during a difficult leasing and retail environment, our total portfolio remained 98% leased; (4) in 2009, our management team reduced the budgeted administrative spending by 4.1% of budgeted non-wage general and administrative expenses; and (5) in 2009, funds from operations per share increased approximately 9.4% from 2008 to 2009.

Other Grants.  Mr. Prueter also receives a grant of restricted stock for each project completed due to his efforts, payable upon the lease commencement. In 2009, he earned 3,500 shares of restricted stock for two developments.

Perquisites and Other Personal Benefits.  We have historically maintained a conservative approach to providing perquisites to executive officers. We provide the named executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with the overall executive compensation program and will better enable us to attract and retain superior employees for key positions. These perquisites have been carefully selected to ensure that the value provided to employees is not at the expense of stockholder concern. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

Severance Payments.  We currently have employment agreements with Richard Agree and Joey Agree that provide severance payments under specified conditions. The Committee believes these agreements help to retain executives who are essential to our long-term success. See “Potential Payments Upon Termination or Change-in-Control” for a description of potential payments and benefits to the named executive officers under our compensation plans and arrangements upon termination of employment or a change in control of our Company.

Timing and Pricing of Share-Based Grants

We do not coordinate the timing of share-based grants with the release of material non-public information. The Committee approves its annual grants of restricted stock to the named executive officers at its regularly scheduled meeting in mid-December, with an effective grant date as of such meeting or delayed until a date within the first few weeks of the following year. The grant date may be delayed due to administrative issues during the holiday season. The Committee generally establishes the date for its regularly scheduled meeting at least a year in advance. In addition, certain named executive officers receive shares of restricted stock upon lease commencement of certain developments. The Committee has not granted stock options in recent years.

Stock ownership Guidelines

In May 2009, to further align the interests of our executive officers and directors with the interest of our stockholders, and to promote our commitment to sound corporate governance, the Committee implemented stock ownership guidelines for executive officers, including the named executive officers, and non-employee directors.

The stock ownership guidelines provide that, within three years of the later date of adoption of the guidelines or the date an individual first becomes subject to the guidelines:

•	Our Chief Executive Officer is encouraged to own shares of our common stock, including restricted stock, valued at a minimum of five times annual base compensation.
•	All other executive officers are encouraged to own shares of our common stock, including restricted stock, valued at a minimum of three times annual base compensation.
•	Non-employee directors are encouraged to own shares of our common stock valued at a minimum of two times their annual director compensation.

Tax and Accounting Implications

Deductibility of Executive Compensation.  Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), provides that subject to certain exceptions (the most significant of which is performance-based compensation), a publicly-held corporation may not deduct compensation for federal income tax purposes exceeding $1 million in any one year paid to its chief executive officer or its three other most highly compensated executive officers. We must distribute a specified minimum percentage of our taxable income to maintain our qualification as a REIT under the Internal Revenue Code, and we are not subject to federal income tax on our REIT taxable income if and to we distribute the income to our stockholders. Accordingly, if we pay compensation to our chief executive officer or any of our three other most highly compensated executive officers in excess of $1 million in any year that does not qualify for the performance-based exception, we may have to increase the amount of our distributions to stockholders to avoid tax liability and the loss of our REIT status. This in turn may result in a larger portion of distributions being taxable to stockholders as dividend income, instead of being treated as a nontaxable return of capital to stockholders. However, because we did not pay any compensation during 2009 that would be subject to the Section 162(m) limitations, Section 162(m) did not impact the Committee’s compensation policies and practices.

Nonqualified Deferred Compensation.  Section 409A of the Internal Revenue Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee’s income when vested unless certain conditions are met. If the certain conditions are not satisfied, amounts subject to such arrangements will be immediately taxable and employees will be subject to additional income tax, penalties and a further additional income tax calculated as interest on income taxes deferred under the arrangement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this 2010 proxy statement and the Company’s annual report on Form 10-K for the year ended December 31, 2009.

Compensation Committee

Gene Silverman, Chairman
Farris Kalil
William S. Rubenfaer

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information concerning the total compensation paid or earned by each of the named executive officers in 2009, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total ($)
Richard Agree Chairman and Chief Executive Officer	2009	$280,000	$92,520	(2)	$462,600	$—	$—	$835,120
	2008	270,000	60,560	(2)	302,800	—	—	633,360
	2007	250,000	30,000		460,505	—	—	740,505
Joey Agree President and Chief Operating Officer	2009	263,846	85,000		693,900	—	—	1,042,746
	2008	225,000	75,000		302,800	—	—	602,800
	2007	175,000	50,000		267,390	—	—	492,390
David J. Prueter Senior Vice President	2009	205,000	5,000		121,675	—	—	331,675
	2008	200,000	10,000		159,372	—	—	369,372
	2007	180,000	20,000		235,372	—	—	435,372
Kenneth R. Howe Vice President, Finance and Secretary	2009	167,500	12,000		161,910	—	—	341,410
	2008	160,000	10,000		105,980	—	—	275,980
	2007	150,000	20,000		178,260	—	—	348,260
Michael Fitzgerald Vice President	2009	130,000	—		69,390	—	—	199,390

(1)	The amounts reported represent the full value of the stock awards issued for the applicable year. The amounts have been calculated in accordance with FASB ASC Topic 718. The awards have been issued in accordance with the 2005 Equity Incentive Plan and vest in equal installments over a five-year period from the date of grant. Valuation assumptions used in determining these amounts for 2009 and 2008 are included in note 10 of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.
(2)	In 2008 and 2009, Mr. Richard Agree was given the election to receive his annual bonus in cash or restricted stock. He elected to receive 4,000 shares of restricted stock in lieu of a cash bonus in each year. The restricted stock, granted under the 2005 Equity Incentive Plan, vests in equal installments over a five-year period from the grant date. Cash dividends are paid on the restricted stock during the vesting period. The equity awards were granted on January 8, 2010 and January 9, 2009, respectively, and therefore are reflected in the “Grants of Plan-Based Awards in 2010” in the 2011 proxy statement.

Narrative Discussion of Summary Compensation Table.

Employment Agreement — Mr. Richard Agree.  See “Potential Payments Upon Termination or Change-in-Control” for a description of the material terms of Mr. Richard Agree’s employment agreement.

Employment Agreement — Mr. Joey Agree.  See “Potential Payments Upon Termination or Change-in-Control” for a description of the material terms of Mr. Joey Agree’s employment agreement.

Grants of Plan-Based Awards in 2009

The following table sets forth information concerning equity and non-equity awards granted to the named executive officers in 2009.

Name	Grant Date	Board Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard Agree	1/9/09	12/15/08	—	—	—	—	—	—	24,000	$363,360
Joey Agree	1/9/09	12/15/08	—	—	—	—	—	—	20,000	302,800
David J. Prueter	1/9/09	12/15/08	—	—	—	—	—	—	4,000	60,560
	7/22/09	—	—	—	—	—	1,500	—	—	27,675
	12/18/09	—	—	—	—	—	2,000	—	—	47,740
Kenneth R. Howe	1/9/09	12/15/08	—	—	—	—	—	—	7,000	105,980
Michael Fitzgerald	1/9/09	12/15/08	—	—	—	—	—	—	3,000	45,420

(1)	The grant date fair value is calculated in accordance with FAS 123(R). The grant date fair value of each share of restricted stock, which includes the right to receive cash dividends, is equal to the stock price on the grant date. The grant date fair value for a share of restricted stock granted on the following dates is: January 9 ($15.41), July 22 ($18.45) and December 18 ($23.87).
(2)	See “Narrative Discussion of Grants of Plan-Based Awards in 2009 Table” discussion below.

Narrative Discussion of Grants of Plan-Based Awards in 2009 Table.

Equity Incentive Plan Awards.  Mr. Prueter may receive shares of restricted stock for each project completed due to his efforts, payable upon the lease commencement. The restricted stock, granted under the 2005 Equity Incentive Plan, vests in equal installments over a five-year period from the grant date. Cash dividends are paid on the restricted stock during the vesting period.

All Other Stock Awards.  The equity awards set forth in this column reflect the long-term incentive equity awards granted to the named executive officers in 2009 for 2008 performance. The Board approved such grants on December 15, 2008, but delayed the grant date until January 9, 2009. As noted previously, the Board often delays its annual equity grants due to administrative issues during the holiday season. The restricted stock, granted under the 2005 Equity Incentive Plan, vests in equal installments over a five-year period from the grant date. Cash dividends are paid on the restricted stock during the vesting period.

Outstanding Equity Awards at December 31, 2009

The following table sets forth information on the holdings of stock awards by the named executive officers as of December 31, 2009. No stock options are outstanding.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard Agree	48,000	$1,117,920	—		—
Joey Agree	30,100	701,029	—		—
David J. Prueter	19,750	459,977		(3)		(3)
Kenneth R. Howe	16,600	386,614	—		—
Michael Fitzgerald	3,000	69,870	—		—

(1)	The following shares of restricted stock vest on the following dates:

	2010	2011	2012	2013	2014
Richard Agree	16,600	10,800	7,900	7,900	4,800
Joey Agree	7,500	7,000	5,800	5,800	4,000
David J. Prueter	6,650	4,750	3,800	3,050	1,500
Kenneth R. Howe	6,200	3,800	2,600	2,600	1,400
Michael Fitzgterald	600	600	600	600	600
(2)	Based upon the closing price of our common stock on the NYSE on December 31, 2009 of $23.29.
(3)	Mr. Prueter may also receive a grant of restricted stock for each project completed due to his efforts, payable upon the lease commencement. The restricted stock vests in equal installments over a five-year period from the date of grant, and cash dividends are paid during the vesting period. In 2009, he earned 3,500 shares of restricted stock for three developments.

Option Exercises and Stock Vested in 2009

The following table sets forth information on the shares of restricted stock held by the named executive officers that vested during 2009. No stock options are outstanding.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Richard Agree	14,300	$276,224
Joey Agree	3,500	64,808
David J. Prueter	5,750	113,330
Kenneth R. Howe	5,900	114,350
Michael Fitzgerald	—	—

(1)	The value realized is based on the number of shares of restricted stock that vested on the vesting date multiplied by the closing price of our common stock on the NYSE on the vesting date.

Potential Payments Upon Termination or Change-in-Control

The following section describes and quantifies potential payments and benefits to the named executive officers as of December 31, 2009, under our compensation and benefit plans and arrangements upon termination of employment or a change of control of our Company.

Richard Agree and Joey Agree are subject to employment agreements with us. In addition, certain of our compensatory plans contain provisions regarding the acceleration of vesting and payment upon specified termination events.

Company Share-Based Plans

Restricted Stock Award Agreement (applicable to restricted stock grants under the 1994 Stock Incentive Plan and the 2005 Equity Incentive Plan through December 31, 2009)

During the 120 days following the termination of the participant’s employment for any reason, we have the right to require the return of any unvested shares of restricted stock, as well as any dividends paid on such shares. The unvested shares of restricted stock immediately vest in the event our stockholders approve an agreement to merge, consolidate, liquidate or sell all or substantially all of our assets. Our Board has the discretion to determine whether any leave of absence should constitute a termination of employment.

1994 Stock Incentive Plan.  The Compensation Committee is authorized to accelerate the vesting of restricted stock at any time.

2005 Equity Incentive Plan.  The Compensation Committee is authorized to accelerate the vesting of restricted stock at any time. In addition, in the event of a change of control (as defined therein) or a dissolution or liquidation of our Company, all unvested shares of restricted stock will become immediately vested.

Employment Agreement — Mr. Richard Agree

Mr. Richard Agree’s employment agreement, pursuant to which he serves as our Chairman of the Board and Chief Executive Officer is effective through June 30, 2014. Mr. Richard Agree received an initial annual base salary of $280,000, subject to annual review by the Compensation Committee and is entitled to participate in all benefit programs generally available to our executive officers, including any equity incentive plan or bonus plan.

Upon any termination he shall receive any accrued and unpaid salary and bonus for a completed year.

The employment agreement may be terminated if he dies or becomes disabled (as defined therein). In the event of termination of the agreement because of death or disability, he (or the estate) shall receive (i) any accrued and unpaid salary through the date of termination, (ii) any accrued and unpaid cash bonus with respect to the fiscal year preceding the termination, (iii) a pro rata portion of the cash bonus with respect to the fiscal year in which the termination occurs, and (iv) any reimbursable expenses that have not been reimbursed as of the date of termination. In addition, all unvested shares of our common stock will become fully vested.

If Mr. Richard Agree’s employment is terminated by us for any reason other than death, disability, or cause, or his employment is terminated by Mr. Richard Agree for good reason as defined in the agreement, we shall pay to Mr. Richard Agree in cash (i) any accrued and unpaid salary through the date of termination, (ii) any accrued and unpaid cash bonus with respect to the fiscal year preceding the termination, (iii) a pro-rata portion of the cash bonus with respect to the fiscal year in which the termination occurs, (iv) an amount equal to two (2) times his compensation, and (v) any reimbursable expenses that have not been reimbursed as of the date of termination. Mr. Richard Agree shall also continue to participate in all benefit plans made generally available to our executives for the remaining portion of the employment period. In addition, all unvested securities of our Company issued to Mr. Richard Agree under our 2005 Equity Incentive Plan or any similar plan shall become fully vested as of the date of such termination.

If a change in control (as defined therein) occurs prior to the expiration of Mr. Richard Agree’s employment agreement and Mr. Richard Agree is terminated by us for reasons other than death, disability or cause, or Mr. Richard Agree terminates employment for good reason then within 18 months after such change in control, we will pay to Mr. Richard Agree in cash, (i) any accrued and unpaid salary through the date of termination, (ii) any accrued and unpaid cash bonus with respect to the fiscal year preceding the termination, (iii) a pro-rata portion of the cash bonus with respect to the fiscal year in which the termination occurs, (iv) an amount equal to three (3) times his compensation as defined in the agreement, and (v) any reimbursable expenses that have not been reimbursed as of the date of termination. He will also continue to participate in all benefit plans made generally available to our executives for the remaining portion of the employment term. In addition, all unvested securities of our Company issued to Mr. Richard Agree under our 2005 Equity Incentive Plan or any similar plan shall become fully vested as of the date of such termination.

If Mr. Richard Agree is terminated by us for cause, then he shall forfeit any and all benefits under the employment agreement other than vested benefits. If he is terminated for cause or voluntarily terminates such employment, he is subject to a non-compete with us for a specified period of time. In addition, the employment agreement contains confidentiality provisions.

Employment Agreement — Mr. Joey Agree

Mr. Joey Agree’s employment agreement, pursuant to which he serves as our President and Chief Operating Officer, is identical to Mr. Richard Agree’s employment agreement. Mr. Joey Agree received an initial annual base salary of $280,000, subject to annual review by the Compensation Committee and is entitled to participate in all benefit programs generally available to our executive officers, including any equity incentive plan or bonus plan.

Change of Control/Severance Payment Tables

For all named executive officers the following table estimates the potential payments and benefits to named executive officers upon termination of employment or a change in control, assuming such event occurs on December 31, 2009. The actual payments due on terminations occurring on different dates could materially differ from the estimates in the table.

Items not Reflected in Table.

The following items are not reflected in the table set forth below:

•	Accrued and unpaid salary, bonus and vacation.
•	Costs of COBRA or any other mandated governmental assistance program to former employees.
•	Welfare benefits provided to all salaried employees.

Named Executive Officer	Base Salary	Bonus	Early Vesting of Stock Awards(1)	Other(2)	Total
Richard Agree
Death or Disability	$—	$—	$1,117,920	$—	$1,117,920
Change in Control	840,000	—	1,117,920	68,382	2,026,302
Other (except for cause)	560,000	—	1,117,920	68,382	1,746,302
Joey Agree
Death or Disability	—	—	701,029	—	701,029
Change in Control	840,000		701,029	68,382	1,609,411
Other (except for cause)	560,000		701,029	68,382	1,329,411
David J. Prueter
Change in Control	—	—	459,977	—	459,977
Kenneth Howe
Change in Control	—	—	386,614	—	386,614
Michael Fitzgerald
Change in Control	—	—	69,870	—	69,870

(1)	For all named executive officers with respect to the accelerated vesting of share-based awards, the table reflects the intrinsic value of such acceleration, which for each unvested share of restricted stock is $23.29, the closing price of our common stock on the NYSE on December 31, 2009.
(2)	Represents payment of health benefits of executive for the remaining term of the employment agreement.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s financial statements, internal controls, accounting and financial reporting processes and compliance with applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and an independent audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and for expressing their opinions thereon. The Audit Committee’s responsibility is to provide general oversight of the foregoing matters, as well as engaging the Company’s independent registered public accounting firm and establishing the terms of retention. The Audit Committee is governed by a charter, a copy of which is available on our website at http://www.agreerealty.com.

Review and Discussions with Management and Independent Accountants.  In this context, the Committee has met and held discussions with management and Baker Tilly, the Company’s independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the audited consolidated financial statements with management and Baker Tilly. The Committee discussed with Baker Tilly the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T, issues regarding accounting and auditing principles and practices, and the adequacy of internal controls that could significantly affect the Company’s financial statements.

Baker Tilly also provided to the Committee the written disclosures and letter from Baker Tilly required by the applicable requirements of the PCAOB regarding Baker Tilly’s communications with the Committee concerning independence, and the Committee has discussed with Baker Tilly its independence with respect to the Company. The Committee has reviewed the original proposed scope of the annual audit of the Company’s financial statements and the associated fees and any significant variations in the actual scope of the audit and fees. See “Audit Committee Matters” for additional information regarding the Committee’s pre-approval policies and procedures for audit and non-audit services provided by Baker Tilly.

Conclusion.  Based on the review and discussions referred to above, the Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Audit Committee

Farris Kalil, Chairman
Gene Silverman
William S. Rubenfaer

AUDIT COMMITTEE MATTERS

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

In accordance with Audit Committee policies and procedures and applicable law, the Audit Committee must pre-approve all services to be provided by its independent registered public accounting firm. In determining whether to pre-approve such services, the Audit Committee must consider whether the provision of such services is consistent with the independence of such accountants. The Audit Committee generally provides pre-approvals at its regularly scheduled meetings. The Audit Committee has delegated to its chairman, Farris G. Kalil, the authority to grant pre-approvals of non-audit services between regularly scheduled meetings of the Audit Committee, provided that any such pre-approval by Mr. Kalil shall be reported to the Audit Committee at its next scheduled meeting. However, pre-approval of non-audit services is not required if (1) the aggregate amount of non-audit services is less than 5% of the total amount paid by us to the auditor during the fiscal year in which the non-audit services are provided; (2) such services were not recognized by us as non-audit services at the time of the engagement; and (3) such services are promptly brought to the attention of the Audit Committee and, prior to completion of the audit, are approved by the Audit Committee or by one or more Audit Committee members who have been delegated authority to grant approvals.

Fees Paid to Independent Registered Public Accounting Firms

The following table sets forth the fees we were billed for audit and other services provided by Baker Tilly in 2009 and 2008. All such fees paid to Baker Tilly were approved in conformity with the pre-approval policies and procedures noted above.

	2009	2008
Audit Fees	$137,846	$124,259
Audit-Related Fees	—	—
Tax Fees	—	—
Other Fees	—	—
	$137,846	$124,259

Audit Fees.  Audit fees include fees for the audit of our annual consolidated financial statements, the review of the financial statements included in our quarterly reports on Form 10-Q and the annual audit of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

The Audit Committee currently believes that we should continue our relationship with Baker Tilly and have appointed Baker Tilly to continue as our independent accountants for 2010. See “Report of the Audit Committee” and “Audit Committee Matters” for additional information on matters related to Baker Tilly’s provision of services to us.

Although stockholder ratification of the appointment is not required by current law, rules and regulations and is not binding on us, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and the Audit Committee will take your vote into consideration when appointing our independent registered public accounting firm in the future. Even if the stockholders ratify the appointment of Baker Tilly, the Audit Committee in its sole discretion may terminate the engagement of Baker Tilly and engage another independent auditor at any time during the year, although it has no current intention to do so.

A representative of Baker Tilly will be present at the annual meeting and will be provided with the opportunity to make a statement if desired. Such representative will also be available to respond to appropriate questions.

The Board recommends that you vote FOR the ratification of the appointment of Baker Tilly as our independent registered public accounting firm for 2010.

RELATED PERSON TRANSACTIONS

Policies and Procedures

Under SEC rules, a related person transaction is any transaction or any series of transactions in which our Company was or is to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. A “related person” is a director, officer, nominee for director or a more than 5% stockholder since the beginning of our last completed fiscal year, and their immediate family members.

The non-interested directors of the Board review and oversee any proposed or ongoing related person transactions to ensure there are no conflicts of interest. Our written Code of Business Conduct and Ethics expressly prohibits the continuation of any conflict of interest except under guidelines approved by the Board. Our Code of Business Conduct and Ethics requires officers and directors to provide full disclosure of any such transaction to appropriate persons and remove themselves from the related decision making process. Persons are encouraged to speak with specified persons if there is any doubt as to whether a transaction could comprise a related person transaction or otherwise constitute a conflict of interest.

If a related person transaction is proposed, the non-interested directors of the Board review such transaction to ensure that our involvement in such transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party and is in the best interests of us and our stockholders. If necessary or appropriate, we will engage third party consultants and special counsel, and the Board may create a special committee, to review such transactions. The non-interested directors of the Board affirmatively determined that none of the related person transactions below constituted a conflict of interest.

Related Person Transactions

Bodman, LLP, a law firm of which Leon M. Schurgin, one of our directors is a Partner, acted as our counsel in various matters during 2009. We paid Bodman, LLP aggregate fees of approximately $173,349 during the year ended December 31, 2009.

We lease our executive offices, located at 31850 Northwestern Highway, Farmington Hills, Michigan from a limited liability company controlled by Mr. Richard Agree’s children. Under the terms of the lease, which expires on December 31, 2014, we are required to pay an annual rental of $90,000 and are responsible for the payment of real estate taxes, insurance and maintenance expenses relating to the building. Management believes that the lease terms are consistent with leases for similar properties in the area.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act, requires our directors, certain of our executive officers and persons who beneficially own more than 10% of a registered class of our equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in any of our equity securities and any changes thereto, and to furnish copies of these reports to us. Based on our review of the insiders’ forms furnished to us or filed with the SEC and representations made by our directors and applicable executive officers, no insider failed to file on a timely basis a Section 16(a) report in 2009 except Mr. Richard Agree filed one Form 4 late (a stock grant of 4,000 shares).

Cost of Proxy Solicitation

All of the expenses of preparing, assembling, printing and mailing the materials used in the solicitation of proxies will be paid by us. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials, at our expense, to the beneficial owners of shares held of record by such persons. Our directors and officers may solicit proxies by mail, telephone, telecopy or in person. They will not receive any additional compensation for such work.

Proposals for 2011 Annual Meeting

Pursuant to Rule 14a-8 of the Securities Exchange Act, any stockholder proposal to be considered for inclusion in our proxy statement and form of proxy for the annual meeting of stockholders to be held in 2011 must be received at our office at 31850 Northwestern Highway, Farmington Hills, MI 48334, Attn: Kenneth R. Howe, no later than November 26, 2010 and must be in compliance with the requirements of our Bylaws and the SEC’s proxy rules.

Our Bylaws currently provide that in order for a proposal of a stockholder to be presented at our 2011 annual meeting of stockholders, other than a stockholder proposal to be included in our proxy statement as described above, it must be received at our principal executive offices no earlier than the 150th day and no later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the 2010 annual meeting. For our 2011 annual meeting, our Secretary must receive this notice between October 27, 2010 and 5:00 p.m., Eastern Time, on November 26, 2010. If the 2011 annual meeting of stockholders is scheduled to take place before April 10, 2011 or after June 9, 2011, then notice must be delivered no earlier than the close of business on the 150th day prior to the 2011 annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to the 2011 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2011 annual meeting of stockholders is first made public by our company. Any such proposal should be mailed to our Secretary, Kenneth R. Howe at our office at 31850 Northwestern Highway, Farmington Hills, MI 48334.

See “Board Matters — Committees of the Board — Nominating and Corporate Governance Committee” for additional information.

Availability of 2009 Annual Report to Stockholders

A copy of our Annual Report to Stockholders for the year ended December 31, 2009, including the audited consolidated financial statements for the three years ended December 31, 2009, accompanies this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 10, 2010

The 2010 proxy statement, 2009 annual report and proxy card are available at http://www.agree2010.investorroom.com

By Order of the Board of Directors

Kenneth R. Howe
Vice President, Finance and Secretary

March 26, 2010

AGREE REALTY CORPORATION

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2.

1. Election of Directors:

Nominee	For	Withhold
01 - Leon M. Schurgin (term ending 2013)	☐	☐
02 - William S. Rubenfaer (term ending 2013)	☐	☐
03 - Joey Agree (term ending 2013)	☐	☐

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Proposal	For	Against	Abstain
2. To ratify the appointment of Baker Tilly Virchow Krause, LLP as the Company's independent registered public accounting firm for 2010.	☐	☐	☐

3. In their judgment, upon such other matters as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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